Exhibit 12

Appendix 3E

Daily share buy-back notice

Rule 3.8A

Appendix 3E

Daily share buy-back notice

(except minimum holding buy-back and

selective buy-back)

Information and documents given to ASX become ASX’s property and may be made public.

Introduced 1/9/99. Origin: rule 3.6, Appendix 7C. Amended 30/9/2001.

Name of Entity	ABN
Rinker Group Limited	53 003 433 118

We (the entity) give ASX the following information.

Information about buy-back

1	Type of buy-back	On-market

2	Date Appendix 3C was given to ASX	17-Jul-06

Total of all shares bought back, or in relation to which acceptances have been received, before, and on, previous day

		Before previous day	Previous day

3	Number of shares bought back or if buy-back is an equal access scheme, in relation to which acceptances have been received	8,450,000	460,000

4	Total consideration paid or payable for the shares	$112,965,737	$5,816,516

	Before previous day		Previous day

5 If buy-back is an on-market buy-back	highest price paid:	$14.06	highest price paid:	$12.74

	date:	6-Sep-06

	lowest price paid:	$12.45	lowest price paid:	$12.60

	date:	20-Sep-06
			highest price allowed
			under rule 7.33:	$13.4694

Participation by directors

6              Deleted 30/9/2001.

How many shares may still be bought back?

7 If the company has disclosed an intention to buy back a maximum number of shares - the remaining number of shares to be bought back	36,090,000

Compliance statement

1.           The company is in compliance with all Corporations Law requirements relevant to this buy-back.

2.           There is no information that the listing rules require to be disclosed that has not already been disclosed, or is not contained in, or attached to, this form.

Sign here:	/s/ Peter Abraham	Date:	22/9/06
(~~Director~~/Company secretary)

Print name:	Peter Abraham